AMERICAN FINANCIAL
REALTY TRUST

AT THE COMPANY Muriel Lange Investor Relations (215) 887-2280 Email: mlange@afrt.com	Anthony DeFazio Media Relations (215) 887-2280 X2919 adefazio@afrt.com

American Financial Realty Trust Announces Completion of Regions Financial Corporation Portfolio
Transaction

JENKINTOWN, Pa., June 22, 2005 — American Financial Realty Trust (NYSE: AFR), a real estate investment trust focused on acquiring and leasing properties occupied by financial institutions, today announced that it has completed its previously announced acquisition of a major portfolio of properties from Regions Financial Corporation and certain affiliates. The final portfolio includes 111 properties, aggregating approximately 3 million square feet. Regions Bank, which is rated A by Standard & Poor’s, will lease back a portion of the square footage from the Company.

“We are extremely pleased to complete our first transaction with Regions Financial Corporation, one of the nation’s Top 15 financial services providers,” said Nicholas S. Schorsch, president and chief executive officer. “This previously-announced acquisition was timely executed, demonstrating the strength of American Financial’s core business plan, the leasing of properties to financial institutions on a long-term basis. Through this transaction, the Company has forged a strong relationship with Regions Financial and further diversified the Company’s core financial institution tenant base.”

About American Financial Realty Trust

American Financial Realty Trust is a self-administered, self-managed real estate investment trust that acquires properties from, and leases properties to, regulated financial institutions. The Company owns and manages its assets primarily under long-term triple net and bond net leases with banks. The Company is led by chief executive officer Nicholas S. Schorsch and non- executive chairman Lewis S. Ranieri. The Company is traded on the New York Stock Exchange under the ticker symbol AFR.

For more information on American Financial Realty Trust, visit the Company’s website at http://www.afrt.com.

Forward-Looking Statements

The forward-looking statements contained in this release are statements that are subject to various risks and uncertainties, including the uncertainties associated with the availability, timing and occurrence of transaction closings and changes in real estate and general market conditions. American Financial does not undertake a duty to update forward-looking statements. It may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.